Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-238454) pertaining to the Share Incentive Plan 2018 of Cango Inc. of our report dated April 27, 2021, with respect to the consolidated financial statements of Cango Inc. included in this Annual Report (Form 20-F) for the year ended December 31, 2020.

/s/ Ernst & Young Hua Ming LLP

Shanghai, The People’s Republic of China

April 27, 2021